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FOR IMMEDIATE RELEASE


                  UNITED AUTO GROUP TO OFFER $150.0 MILLION OF
                SENIOR SUBORDINATED NOTES IN THE RULE 144A MARKET


         NEW YORK, NEW YORK, June 27, 1997 - United Auto Group, Inc. (NYSE:
UAG), the nation's second largest publicly-traded automotive retailer, announced today that it plans to offer $150.0 million aggregate principal amount of Senior Subordinated Notes due 2007 (the "Notes") in a transaction (the "Offering") under Rule 144A of the Securities Act of 1933, as amended (the "Securities Act").

         The net proceeds from the sale of the Notes are estimated to be approximately $143.0 million after deducting the initial purchasers' discount and estimated expenses related to the Offering. United Auto plans to use $50.0 million of such net proceeds to repay the $50.0 million of outstanding borrowings under its credit facility. The balance of such net proceeds will be deposited with the Company's floor plan lenders, such deposits to be available for working capital and other general corporate purposes, including acquisitions of dealerships.

         The Notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration thereunder or an applicable exemption from the registration requirements thereof. Consummation of the Offering is subject to conditions, several of which are beyond United Auto's control, and there can be no assurance that such transaction will be consummated.

         This news release shall not constitute an offer to sell or the solicitation of an offer to buy the securities offered by United Auto in the Offering.

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